Exhibit 99.1

BUCYRUS INTERNATIONAL, INC. SECONDARY OFFERING PRICED AT $33 PER SHARE

                South Milwaukee, Wisconsin, November 11, 2004—Bucyrus International, Inc. (“Bucyrus”, NASDAQ: “BUCY”) announced today that the secondary offering of 6,133,111 shares of its Class A common stock was priced at $33 per share.

                An affiliate of American Industrial Partners, AIP/BI LLC (“AIP/BI”), is offering all of the shares and Bucyrus will not receive any of the proceeds of the offering.  Upon the completion of the offering, AIP/BI will no longer control Bucyrus and the capital structure of Bucyrus will consist of only one class of common stock, the Class A common stock.  AIP/BI has granted to the underwriters an option to purchase an additional 919,966 shares of Class A common stock and if this option is exercised in full, AIP/BI will no longer hold any shares of Bucyrus’ common stock.

                Goldman, Sachs & Co. is acting as sole book-running manager with Legg Mason Wood Walker, Incorporated and Robert W. Baird & Co. Incorporated acting as the co-managers of the offering. A copy of the prospectus relating to the Class A shares may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004 (Telephone: 212-902-1171).

                A registration statement relating to the Class A common stock has been filed with and has been declared effective by the Securities and Exchange Commission. This press release is not an offer to sell the common stock and it is not an offer to buy the common stock in any jurisdiction where the offer or sale is not permitted.

About Bucyrus International, Inc.

                Bucyrus is one of the world’s leading manufacturers of large-scale excavation equipment used in surface mining and had $337.7 million in sales in 2003. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the company’s business consists of aftermarket sales in support of its large installed base (almost $10 billion based on estimated current replacement value) of machines which have service lives from 15 to 40 years.

Special Note Regarding Forward-Looking Statements

                Statements contained in this press release that are not based on current or historical facts, are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Bucyrus’ actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statement.